Filed pursuant to Rule 433

Registration No.: 333-202655

Free Writing Prospectus dated April 24, 2015

Harley-Davidson Motorcycle Trust 2015-2

Issuing Entity

$500,000,000 Motorcycle Contract Backed Notes

Harley-Davidson Customer Funding Corp.

Depositor

Harley-Davidson Credit Corp.

Seller, Servicer and Sponsor

The depositor has prepared a preliminary prospectus supplement dated April 24, 2015 and a prospectus dated April 24, 2015, which describe the notes to be issued by the issuing entity.  You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the classes of notes issued by the issuing entity and listed below will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies”, listed below.

	Moody’s Investors Service, Inc.	Standard & Poor’s Ratings Services
Class A-1 notes	P-1(sf)	A-1+(sf)
Class A-2a notes	Aaa(sf)	AAA(sf)
Class A-2b notes	Aaa(sf)	AAA(sf)
Class A-3 notes	Aaa(sf)	AAA(sf)
Class A-4 notes	Aaa(sf)	AAA(sf)

It is a condition to the issuance of the notes that each class of notes receives at least the rating listed above.

Joint Bookrunners

J.P. Morgan	Barclays	Citigroup

Co-Managers

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (866) 669-7629.